SCHWAB MARKETTRACK GROWTH PORTFOLIO II(tm)
OTHER INFORMATION
Shareholder Vote

A special meeting of the shareholders of the Schwab Annuity Portfolios was held on June 1, 2000. The number of votes necessary to conduct the meeting and approve each proposal was obtained, and the results of the votes of shareholders on proposals before them are listed below:

Proposal 1

Election of Trustees.

     				            Number of                Number of
                					Shares Voted For	       	Shares Withheld

Charles R. Schwab			125,968,273		             1,733,505
Mariann Byerwalter		125,568,665		             2,133,113
Jeremiah H. Chafkin	125,620,059		             2,081,719
Donald F. Dorward			123,479,638		             4,222,140
William A. Hasler			123,430,400		             4,271,378
Robert G. Holmes		 	123,479,638		             4,222,140
Steven L. Scheid		 	125,916,879		             1,784,899
Gerald B. Smith			 	123,481,793		             4,219,985
Donald R. Stephens		125,619,640		             2,082,138
Michael W. Wilsey			125,568,246		             2,133,532